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                                                                     EXHIBIT 8.1

                                   Law Offices
                      Elias, Matz, Tiernan & Herrick L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                                 (202) 347-0300

                                January 11, 2001



Board of Directors
Peoples Community Bancorp, Inc.
11 South Broadway
Lebanon, Ohio 45036

Ladies and Gentlemen:

         This letter is in response to your request for our opinion with respect to the material federal income tax consequences of the proposed merger (the "Merger"), of Market Financial Corporation, an Ohio corporation ("Market"), with and into Peoples Community Bancorp, Inc., a Delaware corporation ("Peoples"), pursuant to the Agreement and Plan of Reorganization, dated September 19, 2000, between Peoples and its wholly owned subsidiary, Peoples Community Bank, and Market and its wholly owned subsidiary, Market Bank (the "Agreement"). Unless otherwise specified, the terms used herein are defined in the Registration Statement on Form S-4 (the "Registration Statement") initially filed by Peoples with the Securities and Exchange Commission (the "SEC") on January 12, 2001 or the Agreement. For purposes of the opinions set forth below, we have relied, with the consent of both Peoples and Market, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the letters, dated as of January 12, 2001, of Peoples and Market, copies of which are attached hereto. This opinion is conditioned upon the receipt of representation letters of Peoples and Market as of the effective time of the merger (the "Effective Time") which are satisfactory to us and substantially identical to the January 12, 2001 representation letters attached hereto.

         This opinion letter, including the opinions contained herein, is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and herein, and this opinion letter should be read in conjunction with the Accord. Our opinions herein are limited to the Code and the regulations promulgated thereunder (the "Subject Laws"). We express no opinion in this letter as to other federal laws and regulations or as to laws and regulations of other jurisdictions or as to factual or legal matters other than as set forth herein.


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Board of Directors
January 12, 2001
Page 2


         In connection with the proposed Merger, we understand and assume the following:

(a) In accordance with the provisions of Delaware General Corporation Law ("DGCL") and Ohio General Corporation Law ("OGCL"), Market will merge with and into Peoples, with Peoples being the surviving corporation thereof;

(b) Pursuant to the Merger, all of the assets of Market will by operation of law be transferred to Peoples and Peoples will assume all of Market's liabilities;

(c) At the Effective Time, all shares of Market's common stock, no par value per share ("Market Common Stock"), owned by Market (including treasury shares) or Peoples, or any of their respective subsidiaries, in each case other than in a fiduciary capacity, will be canceled and retired without consideration;

(d) At the Effective Time, each outstanding share of Market Common Stock owned by Dissenting Shareholders shall be canceled and the holder thereof shall be entitled only to such rights as are granted by the OGCL. Market Dissenting Shares shall be deemed to be Cash
         Election Shares;

(e) Subject to (f) below, at the Effective Time, each outstanding share of Market Common Stock not canceled pursuant to paragraphs (c) and (d) above shall cease to be outstanding and shall be converted, at the election of the holder and subject to the provisions of the Agreement, into the right to receive either (i) a number of shares of Peoples common stock, $0.01 par value per share ("Peoples Common Stock") equal to the Exchange Ratio or (ii) a cash amount equal to the Per Share Cash Consideration;

(f) At the Effective Time, each holder of Market Common Stock who otherwise would have been entitled to a fraction of a share of Peoples Common Stock will receive in lieu thereof the right to receive cash (without interest) equal to such fraction of a share multiplied by $13.00;

(g) Peoples will continue to conduct the historic business of Market or use a significant portion of Market's historic business assets in a business within the meaning of Treasury Regulation Section 1.368-1(d); and

(h) The Merger will be consummated in compliance with the terms of the Agreement.

         In connection herewith, we have examined the Agreement, the Registration Statement (which contains a Joint Proxy Statement/Prospectus) and such other information as we have deemed relevant. As to questions of fact material to the opinions herein, we have relied upon representations of Peoples and Market, as set forth in letters certified by their respective officers. On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein, we are of the opinion as of the date hereof that for federal income tax purposes:



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Board of Directors
January 12, 2001
Page 3



(a)      The Merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code 1986, as amended
         (the "Code");

(b) No gain or loss will be recognized by Peoples or Market as a result of the Merger;

(c) No gain or loss will be recognized by the shareholders of Market who exchange all of their Market Common Stock solely for Peoples Common Stock, except with respect to cash received in lieu of a fractional share interest in Peoples Common Stock;

(d) The aggregate adjusted tax basis of the Peoples Common Stock received by shareholders of Market who exchange all of their Market Common Stock solely for Peoples Common Stock in the Merger will be the same as the aggregate adjusted tax basis of the Market Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); and

(e) A shareholder of Market who receives cash in lieu of a fractional share of Peoples Common Stock will be treated as if a fractional share of Peoples Common Stock was distributed in exchange of such shareholder's interest in Market and immediately redeemed, with the shareholder having received a cash distribution in full payment of the stock thus redeemed as provided in Section 302 of the Code; and such cash distribution will qualify as capital gain or loss (assuming the Market Common Stock was a capital asset in such shareholder's hands at the Effective Time).

         This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the material consequences of the Merger under current federal income tax law as of the date of this opinion letter. No opinion is expressed with respect to the federal income tax consequences of the Merger to shareholders subject to special treatment under federal income tax law (including, for example, foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies). In addition, no opinion is expressed with respect to the tax consequences of the Merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions, or otherwise.



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Board of Directors
January 12, 2001
Page 4

         We hereby consent to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     Elias, Matz, Tiernan and Herrick L.L.P.


                                     By:   /s Kevin M. Houlihan
                                          ------------------------------------
                                          Kevin M. Houlihan, a Partner